EXHIBIT 4.3.11A


                      EXCERPT FROM MINUTES OF JUNE 25, 1997
                        MEETING OF BOARD OF DIRECTORS OF
                           GENERAL COMMUNICATION, INC.

         ... the Board discussed two proposed amendments to the GCI Employee Stock Purchase Plan. The first amendment, (amendment number 5) pertained to adoption of a model amendment proposed by the Internal Revenue Service. The amendment is required if the plan ever is to or has received a trustee-to-trustee transfer of assets from a money purchase pension plan, a target benefit pension plan, or any other pension plan. GCI's advisors had recommended the amendment be adopted before June 30, 1997. After discussion, the Board adopted the following resolution:

                  RESOLVED,   that   Amendment   Number   5   to   the   General
                  Communication, Inc. Qualified Employee Stock Purchase Plan hereby is approved and adopted.

         The second amendment (amendment number 6) was next discussed. Lowber noted that the amendment was necessary in order to accommodate the sale of GCI Class A stock by the Plan in order to allow plan participants to sell up to half of their GCI shares on a one-time basis as part of the secondary offering on which the Company was currently working. After discussion, the Board adopted the following resolution:

                  RESOLVED, that the officers of the Corporation hereby are, and each of them hereby is, authorized in the name of and on behalf of the Corporation, to execute and deliver Amendment Number 6 to the Revised Qualified Employee Stock Purchase Plan of General Communication, Inc. (the "Amendment") , substantially in the form previously circulated to the directors of the Corporation, with such changes as the officers of [sic] officer executing the Amendment in the name and on behalf of the Corporation with the advice of counsel may deem necessary or desirable, the execution by such officers or officer to be conclusive evidence that they deemed such changes to be necessary or desirable.


Amendment to Registration Statement (S-8)                                Page 18